                                 REGISTRATION STATEMENT NO. 333-
                                                                ----------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                                      VDI MEDIA
                (Exact name of Registrant as specified in its charter)

     CALIFORNIA                                        95-4272619
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                    Identification Number)

                  6920 Sunset Boulevard, Hollywood, California 90028
                                    (213) 957-5500
      (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                   R. LUKE STEFANKO
                                      VDI MEDIA
                  6920 SUNSET BOULEVARD, HOLLYWOOD, CALIFORNIA 90028
                                    (213) 957-5500
   (Name and address, including zip code and telephone number, including area code of Registrant's principal executive offices)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE




                                  PROPOSED          PROPOSED
    TITLE OF                       MAXIMUM          MAXIMUM
     SHARES       AMOUNT TO       OFFERING         AGGREGATE        AMOUNT OF
      TO BE           BE            PRICE        OFFERING PRICE    REGISTRATION
   REGISTERED     REGISTERED    PER SHARE (1)         (1)              FEE
 Common Stock,     1,665,600
 no par value..     shares         $10.25         $17,072,400         $5,036.36


(1) Estimated solely for purposes of calculating the registration fee, based upon the average of the high and low prices of the Common Stock reported on the NASDAQ National Market on June 19, 1998, in accordance with Rule 457 (c) promulgated under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                     SUBJECT TO COMPLETION, DATED JUNE 23, 1998

                                      PROSPECTUS

                                   1,665,600 SHARES

                                      VDI MEDIA

                                     COMMON STOCK

     This Prospectus relates to an aggregate of 1,665,600 shares (the "Shares") of common stock, no par value (the "Common Stock"), of VDI Media, a California corporation (the "Company"), all of which Shares may be offered for sale by the holders thereof (collectively, the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Shares.

     The Common Stock is traded on the NASDAQ National Market ("NNM") under the symbol "VDIM." On June 22, 1998, the closing sales price of the Common Stock as reported on the NNM was $10.125 per share.

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER "RISK
                                FACTORS" ON PAGE 6

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Selling Shareholders, acting as principal for their own account, directly or through agents, dealers, brokers, or underwriters to be designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer, broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchases of the Shares.

                    The date of this Prospectus is __________, 1998

                                AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is listed on the NNM. Such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus is a part) and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information pertaining to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement (including documents incorporated by reference therein) and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Company's Form 10K/A filed on April 8, 1998;

2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

3. The Company's Proxy Statement filed on May 11, 1998 in connection with the Company's Annual Meeting of Shareholders; and

4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on December 31, 1996 under Section 12 of the Exchange Act, including any amendment or report updating such description.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the request of such person made to VDI Media, 6920 Sunset Boulevard, Hollywood, California 90028,
Tel: (213) 957-5500, Attention: Donald Stine.

                                     THE COMPANY


     The Company provides broadcast quality video duplication, distribution and related value-added services, including distribution of national television spot advertising, trailers and electronic press kits. The primary users of the Company's videotape duplication and distribution services are those motion picture companies and advertising agencies which generally outsource such services. The Company has an active client list including the Columbia/Tri Star Motion Picture Companies, Twentieth Century Fox, Universal Studios, Inc., The Walt Disney Motion Picture Group, Warner Bros., Paramount Pictures Corporation, Metro-Goldwyn-Mayer Film Group, TBWA/Chiat Day, Young & Rubicam and Saatchi & Saatchi.

     The Company's services include (i) the physical and electronic delivery of broadcast quality advertising, including spots, trailers, electronic press kits and infomercials, and syndicated television programming to television stations, cable companies and other end-users nationwide and (ii) a broad range of video services including the duplication of video in all formats, video and audio editing, element storage, standards conversion, closed captioning and transcription services, and video encoding for air play verification purposes. The Company also provides post production and editing services.

     The primary method of distribution by the Company, and by others in the industry, continues to be the physical delivery of video to end-users. In 1994, to enhance its competitive position, the Company created Broadcast One-Registered Trademark-, a national distribution network which currently employs fiber optic, ISDN and satellite technologies in combination with physical distribution methods to deliver broadcast quality material throughout the United States. The Company's use of electronic technologies provides rapid and reliable transmission of video spots and other content with a high level of quality, accountability and flexibility to both advertisers and broadcasters. Through the Company's distribution hubs in Tulsa and Chicago, Broadcast One-Registered Trademark- has enabled the Company to expand its presence in the national advertising market, allowing for greater diversification of its customer base. The Company currently derives a small percentage of its revenue from electronic distributions and anticipates that this percentage will increase as such technologies become more widely accepted. The Company intends to add new methods of distribution as technologies become both standardized and cost-effective.

     The Company currently operates facilities in five locations in Los Angeles and one location in each of San Francisco, Chicago, Tulsa and New York. By capitalizing on Broadcast One's ability through electronic technologies to link instantaneously all of the Company's facilities and by leveraging the proximity of the Tulsa and Chicago hubs to the center of the country, the Company is able to utilize the optimal delivery method to extend its deadline for same or next-day delivery of time-sensitive material. As the Company continues to develop and acquire facilities in new markets, the Broadcast One-Registered Trademark- network enables it to maximize the usage of its network-wide duplication capacity by instantaneously transmitting video content to facilities with available capacity. The Company's Broadcast One-Registered Trademark- network and facilities are designed to serve cost-effectively the time-sensitive distribution needs of its clients. Management believes that the Company's success is based on its strong customer relationships which are maintained through the reliability, quality and cost-effectiveness of its services, and its extended deadline for processing customer orders.

     The Company's strategy is to increase its market share within the video duplication and distribution industry by (i) further penetrating the marketplace by providing a broad array of high quality, reliable value-added services, (ii) acquiring companies with strong customer relationships in businesses complementary to the Company's operations, (iii) continuing to develop or acquire value-added services such as audio encryption, electronic air play verification, digital video disc authoring and high definition television duplication and (iv) increasing the timeliness and efficiency of its operations by exploiting new technologies as they become both standardized and cost-effective.

     The Company's principal offices are located at 6920 Sunset Boulevard, Hollywood, California 90028, and its telephone number is (213) 957-5500.


                                RECENT DEVELOPMENT

     On June 12, 1998 the Company closed an asset purchase agreement with All Post, Inc. (the "Seller"), pursuant to which the Company purchased certain assets of the Seller. The Seller provides technical media services primarily to owners, independent producers and distributors of television programming, feature films and other entertainment content, which business the Company intends to continue.

     The purchase price for the acquisition was $13,000,000. The Company may be required to pay an earn-out if the acquired business achieves a specified gross profit target, subject to certain limitations described in the agreement. In addition the Company entered into lease agreements with the Seller to occupy premises formerly used by All Post. The purchase price for the All Post acquisition, which the Company paid in cash, was funded from the Company's recently amended line of credit with Union Bank of California.

                                     RISK FACTORS


     An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Shares.

     When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described elsewhere in this Prospectus.

     COMPETITION. The broadcast video duplication and distribution industry is a highly competitive, service-oriented business. In general, the Company does not have long-term or exclusive service agreements with its customers. Business is acquired on a purchase order basis and is based primarily on customer satisfaction with reliability, timeliness, quality and price.

     The Company competes with a variety of duplication and distribution firms, some of which have a national presence, certain post-production companies and, to a lesser extent, the in-house duplication and distribution operations of major motion picture studios and ad agencies. Some of these firms, and all of the studios, have greater financial, distribution and marketing resources and have achieved a higher level of brand recognition than the Company. There is no assurance that the Company will be able to compete effectively against these competitors merely on the basis of reliability, timeliness, quality and price or otherwise.

     The Company may face competition from companies in related markets which could offer similar or superior services to those offered by the Company. For example, telecommunications providers could enter the market as competitors with materially lower electronic delivery transportation costs. The Company believes that an increasingly competitive environment could lead to a loss of market share or price reductions, which could have a material adverse effect on the Company's financial condition, results of operations and prospects.

     CUSTOMER AND INDUSTRY CONCENTRATION. Although the Company has an active client list of over 1,300 customers, seven motion picture studios accounted for approximately 29.5% of the Company's revenues during the year ended December 31, 1997. Viacom Inc. (which includes Paramount Pictures Corporation and Worldvision Enterprises), accounted for approximately 11.9% of the Company's revenues in such period. If one or more of these companies were to stop using the Company's services, the business of the Company could be adversely affected. Because the Company derives substantially all of its revenues from clients in the entertainment and advertising industries, the financial condition, results of operations and prospects of the Company could also be adversely affected by an adverse change in conditions which impact those industries.

     EXPANSION STRATEGY. The Company's growth strategy involves both internal development and expansion through acquisitions. The Company currently has no agreement or commitment to acquire any company or business. There is no assurance that the Company will be able to continue to grow, or to identify and reach mutually agreeable terms to purchase acquisition targets, or that the Company will be able to profitably manage additional businesses or successfully integrate such additional businesses into the Company without substantial costs, delays or other problems. Certain of the businesses recently acquired by the Company reported net losses for their most recent fiscal years prior to being acquired, and the Company's future financial performance will in part depend on its ability to implement operational improvements in, or exploit potential synergies with, these acquired businesses. Acquisitions may involve a number of special risks including: adverse effects on the Company's reported operating results (including the amortization of acquired assets); diversion of management's attention and unanticipated problems or legal liabilities. In addition, the Company may require additional funding to finance its future acquisitions. There is no assurance that the Company will be able to secure acquisition financing on acceptable terms or at all. The Company may use working capital or equity, or raise financing through equity offerings or the incurrence of debt, in connection with the funding of any acquisition. Some or all of these risks could have a material adverse effect on the Company's financial condition, results of operations and prospects or could result in dilution to the Company's shareholders. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates could increase substantially. There is no assurance that the Company will be able to effect any such transactions or that any such transactions, if consummated, will prove to be profitable.

     The geographic expansion of the Company's customer base may result in increased demand for the Company's services in certain regions where it currently does not have duplication and distribution facilities. To meet this demand, the Company may subcontract an increased amount of work, which may lead to a decrease in the Company's gross margins. The Company may develop or acquire complementary businesses in these markets in order to decrease the amount of work it subcontracts. However, the Company has not entered into any formal negotiations or definitive agreements for this purpose. Furthermore, there is no assurance that the Company will be able to effect such transactions or that any such transactions will prove to be profitable.

     MANAGEMENT OF GROWTH. Since its inception, the Company has experienced rapid growth that has resulted in new and increased responsibilities for management personnel and has placed and continues to place increased demands on the Company's management, operational and financial systems and resources. To accommodate this growth, compete effectively and manage future growth, the Company will be required to continue to implement and improve its operational, financial and management information systems, and to expand, train, motivate and manage its work force. There is no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to do so could have a material adverse effect on the Company's financial condition, results of operations and prospects.

     DEPENDENCE ON TECHNOLOGICAL DEVELOPMENTS. Although the Company intends to utilize the most efficient and cost-effective technologies available for the delivery of video content, including digital satellite transmission, as they develop, there is no assurance that the Company will be able to adapt to such standards in a timely fashion, or at all. The Company believes that its future growth will depend, in part, on its ability to add these services and to add customers in a timely and cost-effective manner. There is no assurance that the Company will be successful in offering such services to existing customers or in obtaining new customers for these services. The Company intends to rely on third party vendors for the development of these technologies and there is no assurance that such vendors will be able to develop such technologies in a manner that meets the needs of the Company and its customers. Any material interruption in the supply of such services could have a material adverse effect on the Company's financial condition, results of operations and prospects.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts and abilities of certain of its senior management, particularly those of R. Luke Stefanko, Chairman of the Board of Directors and Chief Executive Officer. The loss or interruption of the services of key members of management could have a material adverse effect on the Company's financial condition, results of operations and prospects if a suitable replacement is not promptly obtained. The Company has obtained a $5.0 million "key man" life insurance policy on Mr. Stefanko. Although the Company has employment agreements with Mr. Stefanko and certain of the Company's other key executives, there is no assurance that such executives will remain with the Company during or after the term of their employment agreement. In addition, the Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, operations, marketing and technical personnel. The competition for qualified personnel is intense and the loss of any of such persons, as well as the failure to recruit additional key personnel in a timely manner, could have a material adverse effect on the Company's financial condition, results of operations and prospects. There is no assurance that the Company will be able to continue to attract and retain qualified management and other personnel for the development of its business.

     ABILITY TO MAINTAIN AND IMPROVE SERVICE QUALITY. The Company's business is dependent on its ability to meet the current and future demands of its customers, which demands include reliability, timeliness, quality and price. Any failure to do so, whether or not caused by factors within the control of the Company, could result in losses to such clients. Although the Company disclaims any liability for such losses, there is no assurance that claims would not be asserted or that dissatisfied customers would refuse to make further deliveries through the Company in the event of a significant occurrence of lost deliveries, either of which could have a material adverse effect on the Company's financial condition, results of operations and prospects. Although the Company maintains insurance against business interruption, there is no assurance that such insurance will be adequate to protect the Company from significant loss in these circumstances or that a major catastrophe (such as an earthquake or other natural disaster) would not result in a prolonged interruption of the Company's business. In addition, the Company's ability to make deliveries within the time periods requested by customers depends on a number of factors, some of which are outside of its control, including equipment failure, work stoppages by package delivery vendors or interruption in services by telephone or satellite service providers.

     FLUCTUATING RESULTS; SEASONALITY. The Company's operating results have varied in the past, and may vary in the future, depending on factors such as the volume of advertising in response to seasonal buying patterns, the timing of new product and service introductions, increased competition, the timing of acquisitions, general economic factors, and other factors. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. For example, the Company's operating results have historically been significantly influenced by the volume of business from the motion picture industry, which is an industry that is subject to seasonal and cyclical downturns. In addition, as the Company's business from advertising agencies tends to be seasonal, the Company's operating results may be subject to increased seasonality as the percentage of its business from advertising agencies increases. In any period, the Company's revenues and delivery costs are subject to variation based on changes in the volume and mix of deliveries performed during the period. It is possible that in some future quarter the Company's operating results will be below the expectations of equity research analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. Fluctuations in sales due to seasonality may become more pronounced if the growth rate of the Company's sales slows.

     CONTROL BY PRINCIPAL SHAREHOLDER; POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. Upon completion of this Offering (assuming that all of Mr. Stefanko's Shares registered as part of the registration statement of which this Prospectus is a part have been sold, and that no additional shares of Common Stock are purchased or sold by Mr. Stefanko) R. Luke Stefanko will beneficially own approximately 44.3% of the outstanding Common Stock. By virtue of this stock ownership, Mr. Stefanko will be able to significantly influence the outcome of substantially all matters required to be submitted to a vote of shareholders, including (i) the election of the board of directors, (ii) amendments to the Company's Restated Articles of Incorporation and (iii) approval of mergers and other significant corporate transactions. The foregoing may have the effect of discouraging, delaying or preventing certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over current market prices. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock without par value (the "Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of discouraging, delaying or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Restated Articles of Incorporation and By-laws and of California law also could have the effect of discouraging, delaying or preventing a change in control of the Company.

     ABSENCE OF DIVIDENDS. The Company intends to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future.

     LIMITED PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE; PRICE VOLATILITY. Prior to February 19, 1997, there was no public market for the Common Stock, and there can be no assurance that an active trading market will be sustained at any specific level. The trading price of the Company's Common Stock may be subject to wide fluctuations in response to a number of factors, including variations in operating results, changes in earnings estimates by equity research analysts, announcements of extraordinary events such as litigation or acquisitions, announcements of technological innovations or new products or services by the Company or its competitors, as well as general trends in the Company's industry and general economic, political and market conditions.

     SHARES ELIGIBLE FOR FUTURE SALE. At May 26, 1998, the Company had a total of 9,769,780 shares of Common Stock outstanding, of which 4,161,236 shares are freely tradeable without restriction or registration under the Securities Act, by persons other than "affiliates" (as defined under the Securities Act) of the Company. An additional 5,683,544 shares of Common Stock (including the Shares and shares of Common Stock subject to currently vested and exercisable options) are "restricted securities," as that term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act, and must be sold pursuant to Rule 144 or another exemption from registration under the Securities Act. Sales of a substantial number of the restricted securities, either in the public market or elsewhere, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.


                                   USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the Shares pursuant to this Prospectus.

                                 SELLING SHAREHOLDERS

     The following table sets forth the name and relationship to the Company of each Selling Shareholder, the number of shares of Common Stock known by the Company to be beneficially owned by him as of May 26, 1998, the number of Shares covered by this Prospectus, and the number of shares of Common Stock to be owned by, and the percentage beneficial ownership of, each Selling Shareholder if such Selling Shareholder were to sell all of his Shares covered by this Prospectus. Each of Messrs. Stefanko and Stine has advised the Company that he has no current intention to sell his Shares. The Company will not receive any of the proceeds from the sale of the Shares to the public. See "Use of Proceeds."


                                                  NUMBER OF             NUMBER OF                             PERCENTAGE
                                                   SHARES             SHARES COVERED                         BENEFICIALLY
NAME AND RELATIONSHIP                            BENEFICIALLY            BY THIS      OWNERSHIP AFTER         OWNED AFTER
TO THE COMPANY                                      OWNED               PROSPECTUS      OFFERING(1)            OFFERING(1)
---------------------------------------         -------------           ----------      -----------            -----------
R. Luke Stefanko
     Chairman of the Board, Chief
     Executive Officer, President
     and Director. . . . . . . . . . . .         5,352,900(2)          1,000,000         4,352,900(2)               44.3%(2)

Donald R. Stine
     Chief Financial Officer, Secretary
     and Director. . . . . . . . . . . .           310,444               310,444                 0                     0

Robert Bajorek . . . . . . . . . . . . .           355,156               355,156                 0                     0



(1) Assumes that all of the Shares registered as part of the registration statement of which this Prospectus is a part have been sold, and that no additional shares of Common Stock are purchased or sold by any Selling Shareholder. Each of Messrs. Stefanko and Stine has advised the Company that he has no current intention to sell his Shares.

(2) Includes 55,000 shares of Common Stock subject to options which are currently exercisable.

                                 PLAN OF DISTRIBUTION

     The Shares may be offered by the Selling Shareholders commencing on the date of this Prospectus.

     Sale of the Common Stock offered hereby may be made on the NASDAQ National Market System or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in
negotiated transactions.   In addition, any Shares covered by this Prospectus
which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such shareholder.

     The Shares may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) transactions in which a broker or dealer acts as principal and resells the Shares for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder sells his Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Shares held by a Selling Shareholder, to the extent required the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer, broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     The Company has informed the Selling Shareholders of the need for delivery of a copy of this Prospectus. There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Shares covered by this Prospectus.

                             DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK

     As of May 26, 1998, there were 9,769,780 shares of Common Stock outstanding held of record by 16 shareholders. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock (see "Preferred Stock" below), the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the
Board of Directors out of funds legally available therefore.   See "Dividend
Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable, and the shares of Common Stock to be outstanding upon completion of the Offering contemplated by this Prospectus will be fully paid and non-assessable.

PREFERRED STOCK

     As of the date of this Prospectus, 5,000,000 shares of Preferred Stock are authorized and no shares are outstanding. The Board of Directors has the authority to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of discouraging, delaying, or preventing a change in control of the Company. The Company has no present plans to issue any of the Preferred Stock.


CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION AND
BY-LAWS

     Certain provisions of law could make the acquisition of the Company by means of a proxy contest and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company.

     The Company's Restated Articles of Incorporation also provide that so long as the Company shall have a class of stock registered pursuant to the Exchange Act, shareholder action can be taken only at an annual or special meeting of shareholders and may not be taken by written consent. Shareholders do not have the right to cumulate their votes.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                           SHARES ELIGIBLE FOR FUTURE SALE


     Of the 9,769,780 shares of Common Stock outstanding, 4,161,236 shares will be freely tradeable without restriction or registration under the Securities Act, by persons other than "affiliates" (as defined under the Securities Act) of the Company upon completion of the Offering. The remaining shares of Common Stock are "restricted securities," as that term is defined under Rule 144 and must be sold pursuant to Rule 144 or another exemption from registration under the Securities Act. All of the restricted shares will be eligible for sale after the Offering, subject to compliance with volume, holding period and other limitations imposed by Rule 144.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of beneficial ownership of restricted shares of Common Stock from the Company or any affiliate, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of the same series of Common Stock or (ii) the reported average weekly trading volume of the Common Stock on national securities exchanges during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the
Company.   If two years have elapsed since the date of acquisition of restricted shares of Common Stock from the Company or any affiliate and the acquiror or subsequent holder is not deemed to have been an affiliate of the Company for at least 90 days prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144 without regard to the limitations described above.

     The Company has filed a registration statement on Form S-8 under the Securities Act covering 900,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan (the "1996 Plan"). Shares of Common Stock issued under the 1996 Plan are freely tradeable in the public market and, in the case of sales by affiliates, subject to the amount, manner of sale, notice and public information requirements of Rule 144.

     Future sales of substantial amounts of Common Stock by the Company and executive officers and directors both during and after the Offering (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect market prices prevailing from time to time and the ability of the Company to raise equity capital in the future. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. In addition, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of Preferred Stock (see "Description of Capital Stock").

                                       EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  TABLE OF CONTENTS

                                                                    PAGE
Available Information. . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference. . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . 8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . 9
Description of Capital Stock . . . . . . . . . . . . . . . . . . . .10
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . .11
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11



                                      VDI MEDIA

                                   1,665,600 SHARES

                                     COMMON STOCK

                                  -----------------

                                      PROSPECTUS

                                  -----------------

                                    _____________, 1998

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee. . . . . . .$     [      ]
NASD Listing Fee . . . . . . . . . . . . . . . . . . . . . . . .$     [      ]
Legal fees and expense . . . . . . . . . . . . . . . . . . . . .$      10,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .  $     [      ]
                                                                 --------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . .$


     None of the expenses of issuance and distribution of the Shares set forth above are to be borne by the Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

     Section 317(c) of the Corporations Code provides that a corporation shall have power to indemnify any agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interest of the corporation and its shareholders.

     Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any matter as to which an Agent shall have been adjudged to be liable to the corporation, unless the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnity for expenses; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

     Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct, by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding; (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion;
(iii) approval of the shareholders,
provided that any shares owned by the Agent may not vote thereon; or (iv) the court in which such proceeding is or was pending.

     Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

     Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 in such case where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or any agreement which prohibits or otherwise limits indemnification, or in such case where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     Section 317(i) authorizes a corporation to purchase and maintain insurance on behalf of an Agent for liabilities arising by reason of the Agent's status, whether or not the corporation would have the power to indemnify the Agent against such liability under the provisions of Section 317.

     Article III of the Restated Articles of Incorporation of the Registrant provides for the indemnification of the agents of the Registrant to the fullest extent permissible under California law.

     In addition, Article IV of the Bylaws of the Registrant authorizes the Registrant to enter into agreements with agents of the Registrant providing for or permitting indemnification in excess of that permitted under Section 317 of the Corporations Code, to the extent permissible under California law, and to purchase and maintain insurance to the extent provided by Section 3.17(i).

     The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advances of expenses are discretionary under California law. The Company has also purchased a directors' and officers' liability policy insuring directors and officers of the Company.


ITEM 16.   EXHIBITS.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------

4.1 Specimen Certificate for Common Stock (incorporated by reference to the same numbered Exhibit to the Company's Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 17, 1996, filed with the Securities and Exchange Commission on December 31, 1996 ("Amendment No. 1").

4.2 1996 Stock Incentive Plan of the Company (incorporated by reference to the same numbered Exhibit to the Company's Amendment No. 1).

23.1 Consent of Independent Accountants

24.  Power of Attorney (included on page II-5)


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California, on June 23, 1998.

                                        VDI MEDIA


                                        By: /s/ R. Luke Stefanko
                                           ----------------------------
                                            R. Luke Stefanko
                                            Chairman and Chief Executive Officer

                                  POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints R. Luke Stefanko and Donald R. Stine, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




/s/ R. Luke Stefanko
------------------------------     Chairman of the Board, Chief Executive       June 23, 1998
     R. Luke Stefanko              Officer, President and Director

/s/ Donald R. Stine
------------------------------     Chief Financial Officer, Treasurer           June 23, 1998
     Donald R. Stine               (principal financial and accounting officer
                                   Director)

/s/ Tom Ennis
------------------------------     Director                                     June 23, 1998
     Tom Ennis


------------------------------     Director                                     June    , 1998
     Edward Philip


------------------------------     Director                                     June    , 1998
     Steven Schoch


